Exhibit 10(ff)

PRIVILEGED AND CONFIDENTIAL
Execution Version JAB

ADDITIONAL PAYMENT AGREEMENT

ADDITIONAL PAYMENT AGREEMENT, dated as of the 10th day of October, 2007 (this “Agreement”), by and between TXU Corp. (which is expected to be renamed Energy Future Holdings Corp. following the Merger (as defined below)), a Texas corporation (the “Company”), Texas Energy Future Holdings Limited Partnership, a Delaware limited partnership (the “Parent”), Texas Competitive Electric Holdings LLC, a Delaware limited liability company (the “Holdings”), and James A. Burke (the “Executive”).

WHEREAS, pursuant to an Agreement and Plan of Merger (the “Merger Agreement”) dated February 25, 2007, by and among Parent, Texas Energy Future Merger Sub Corp, a Texas corporation (“Merger Sub”), and the Company, Merger Sub will be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a subsidiary of Parent.

WHEREAS, the Company and Executive have previously agreed that, in consideration of Executive’s dedicated service to the Company and in order to ensure that the compensation and benefits expectations of Executive will be satisfied, in the event it shall be determined that any payment, benefit or distribution in the nature of compensation (within the meaning of section 280G(b)(2) of the Code) to or for the benefit of Executive, whether paid, payable or provided by the Company or any of its affiliates or their respective successors or assigns, pursuant to this Agreement, any benefit plan, stock incentive plan, employment or severance agreement or otherwise (collectively, the “Payments”), would be subject to the excise tax imposed by section 4999 of the Code (together with any interest or penalties imposed with respect to such excise tax, the “Excise Tax”), then Executive shall be entitled to receive an additional payment (the “Gross-Up Payment”) in an amount such that, after payment by Executive of all taxes (and any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and the Excise Tax imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

WHEREAS, the parties hereto agree that Executive will be entitled to receive a Gross-Up Payment in an amount such that, after payment of all taxes imposed pursuant to Section 409A of the Code (and any interests and penalties imposed with respect to such taxes) resulting from Executive’s execution of this Agreement and the establishment and funding of the Trust, Executive retains an amount of the Gross-Up Payment equal to the excise tax imposed upon the Payments; provided, however, Executive shall not be entitled under this Agreement to an additional payment in respect of any taxes, interests or penalties imposed with respect to such taxes pursuant to Section 409A of the Code in connection with any payments or benefits not covered hereunder.

WHEREAS, the Company agrees to calculate the amount of the Gross-Up Payment payable on behalf of Executive to the Internal Revenue Service (the “Service”) in good faith and in accordance with a reasonable interpretation of the Code as to the amount of the Excise Tax which may be imposed on Executive with respect to payments made by the Company and, in reliance on the Company’s commitments set forth in this Agreement, Executive agrees to accept such calculation.

WHEREAS, because of the uncertainties involved in calculating the exact amount of the payments that will be subject to the Excise Tax, which in turn affects the extent to which a Gross-Up Payment is necessary, the parties desire to have the Company set aside certain proceeds in order to satisfy any subsequent claims by the Service that the amount of Excise Tax that was paid on such Payments was insufficient.

WHEREAS, in the event the Gross-Up Payment made by the Company to Executive is insufficient to cover the additional Excise Tax that becomes due and owing to the Service, the Company agrees to indemnify and hold Executive harmless in respect of any Excise Tax by setting aside in the Trust (as defined below), the amount set forth on Exhibit A representing the difference between a calculation using a method consistent with Treasury Regulation § 1.280G-1 and a calculation assuming that all payments are subject to Excise Tax (the “Additional Payment”).

WHEREAS, the Company has also agreed that, in addition to the Additional Payment, the Company shall indemnify and hold Executive harmless from any and all liabilities (including interest and penalties) that result from Executive entering into this Agreement and the funding of the Trust.

WHEREAS, the Company and Executive previously agreed to the terms of the cash award that will be payable to Executive for the 2007 calendar year and the parties desire to memorialize the terms and conditions of such bonus in this Agreement.

NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

1. Effective Time. This Agreement shall become effective upon the Effective Time (as defined in the Merger Agreement) and shall remain in effect until the later of (i) the closing of the later of (A) the Company’s or (B) Executive’s, tax year that follows the expiration of the statute of limitations for which the Service may audit the tax year in which the Service could claim that an underpayment of the Excise Tax for such year was paid and (ii) the resolution and settlement with the Service as to any contested claim. If the Merger Agreement is terminated in accordance with its terms prior to the Effective Time, this Agreement shall automatically terminate and shall be null and void ab initio and of no further force and effect.

2. 2007 Bonus Payment. Executive shall be entitled to receive a cash bonus with respect to the 2007 calendar year (the “2007 Award”) under and subject to the terms and conditions of the Company’s Annual Incentive Plan (the “AIP”); provided that such bonus payment shall not be less than the percentage of the Target Incentive Pool (as defined in the AIP) used in determining the 2007 Award for all other participants in the AIP and with a personal modifier of at least 100%; provided further, in the event that Executive’s employment with the Company terminates (i) prior to December 31, 2007, Executive shall be entitled to receive an amount of the 2007 Award prorated on the basis of the number of months Executive was employed by the Company during 2007, with the month of termination counting as a full month for this purpose, or (ii) on or after December 31, 2007, but prior to the date that the 2007 Award is paid to Executive, then Executive shall receive the same 2007 Award as Executive would have received if Executive was employed by the Company on the date that the 2007 Award is paid. The 2007 Award shall be paid to Executive at the same time that the 2007 Award is paid to other recipients of such award who are employed by the Company.

3. Amount of Additional Gross-up Payment. (a) The determinations as to the Additional Payment for purposes of this Agreement shall be made by Alvarez & Marsal Taxand LLC (“A&M”), and approved by Deloitte & Touche USA LLP, such approval not to be unreasonably withheld (the “Accounting Firm”). All fees and expenses of A&M and the Accounting Firm shall be borne solely by the Company.

(b) (i) If at any time after the Effective Time, Executive receives a claim from the Service of an underpayment of the Excise Tax on the Payments, Executive shall notify the Company in writing of such claim by the Service. Such notification shall be given as soon as practicable after Executive receives actual notice in writing of such claim by the Service. The Executive shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which Executive gives such notice to the Company (or the date that any payment of taxes with respect to such claim is due pursuant to the notice from the Service, if shorter). The Company shall provide notice to Executive in writing regarding whether it will contest such claim no later than 5 business days prior to the date on which the amount of such claim is required to be paid. To the extent the Trust has sufficient funds available, the Company shall direct the Trustee to pay to Executive (or the Company shall pay to Executive) prior to the date on which Executive must pay the claim to the Service the amount necessary for Executive to satisfy the claim by the Service for all or the portion of the Additional Payment set forth in such claim, plus any interest and penalties imposed as a result of such claim, on an after-tax basis. If the Company notifies Executive that the Company desires to contest such claim, Executive shall:

(A) give the Company information reasonably requested by the Company relating to such claim,

(B) reasonably cooperate with the Company in good faith in order to contest such claim and take such action in connection with such claim as the Company shall reasonably request in writing, and

(C) permit the Company to participate in any proceedings relating to such claim and accept legal representation with respect to such claim by an attorney reasonably selected by the Company.

In the event that in connection with such contest Executive is required to pay the claim prior to the final resolution, to the extent the Trust has sufficient funds available, the Company shall direct the Trustee to pay to Executive (or the Company shall pay to Executive) prior to the date on which Executive must pay the claim to the Service the amount necessary for Executive to satisfy the claim by the Service for all or the portion of the Additional Payment set forth in such claim, plus any interest and penalties imposed as a result of such claim, on an after-tax basis.

(ii) The Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest identified in subsection (b)(i) above, and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 3(b), the Company shall control all proceedings taken in connection with such contest, and, at its sole discretion, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the applicable taxing authority in respect of such claim and may, at its sole discretion, either pay the tax claimed to the appropriate taxing authority on behalf of Executive and direct Executive to sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that, if the Company pays such claim and directs Executive to sue for a refund, the Company shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties) imposed with respect to such payment or with respect to any imputed income in connection with such payment. Furthermore, the Company’s control of the contest shall be limited to issues with respect to the Additional Payment or to which Executive has any liability as a result of his entering into this Agreement or the funding of the Trust, and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Service or any other taxing authority.

(c) If, after the receipt by Executive of an Additional Payment or payment by the Company of an amount on Executive’s behalf pursuant to Section 3(b), Executive becomes entitled to receive any refund with respect to the Excise Tax to which such Additional Payment relates or with respect to such claim, Executive shall (subject to the Company’s complying with the requirements of Section 3(b), if applicable) as soon as practicable pay to the Company the amount of such refund (together with any interest paid or credited thereon by the Service after taxes applicable thereto). If, after payment by the Company of an amount on Executive’s behalf pursuant to Section 3(b), a determination is made that Executive shall not be entitled to a refund with respect to such claim and the Company does not notify Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then the amount previously paid by the Company shall offset, to the extent thereof, the amount of Additional Payment required to be paid.

(d) The following payments shall in all events be paid as follows:

(1) Any Additional Payment, as determined pursuant to this Section 3, shall be paid by the Company to Executive prior to the date on which such amount is due to the Service. Notwithstanding any other provision of this Section 3, the Company may, in its sole discretion, withhold and pay over to the Service or any other applicable taxing authority, for the benefit of Executive, all or any portion of any Additional Payment, provided that such payment is paid no later than required by the Service, and Executive hereby consents to such withholding; and,

(2) Any expenses, as determined pursuant to this Section 3, incurred by Executive in connection with a contest respecting the existence or amount of any Excise Tax to which Executive may be entitled pursuant to Section 3(b) above shall be paid directly by Company and the Company shall fully gross-up Executive with respect to any income recognized by Executive as a result of income taxes that Executive is required to pay with respect to such expenses being paid by the Company.

4. Establishment of Trust. In furtherance of its obligations hereunder, the Company hereby agrees to establish a trust as of October 10, 2007, in the form attached hereto as Exhibit “A,” for the benefit of Executive pursuant to the terms herein (the “Trust”). To the extent not paid by the Company, the Additional Payments shall be paid to the Service or Executive, in accordance with and pursuant to the terms and conditions of the Trust and this Agreement. If paid by the Company, it shall be entitled to reimbursement from the Trust in accordance with and pursuant to the terms and conditions thereof.

5. Indemnification. As further inducement for Executive to enter into this Agreement, the Company shall indemnify and hold Executive harmless on an after-tax basis, for any Excise Tax due under section 4999 of the Code, excise tax under section 409A of the Code or income tax (including interest and penalties) imposed as a result of the establishment and funding of the Trust or that result from the Company’s or Executive’s obligations under this Agreement.

6. Delayed Payment Date. To the extent any amounts payable to Executive or on Executive’s behalf under this Agreement are deemed to be deferred compensation subject to the requirements of section 409A of the Code and the delay of such payments to Executive could avoid adverse tax treatment and even where the delay would avoid adverse tax treatment, the Company shall not delay the payment to Executive for such amounts and shall pay to Executive or on Executive’s behalf such amounts when required to be paid under this Agreement. The Company shall also pay to Executive an additional amount, if applicable, to cover the excise tax under section 409A of the Code that results from the failure to delay such payments, plus an additional amount to cover any income taxes thereon (plus interest and penalties) because of the failure to comply with such requirements and an additional amount to cover the Excise Tax on such amount so that on an after-tax basis Executive shall be in the same position as if there were no excise tax under section 409A of the Code assessed on such amounts.

7. Miscellaneous. (a) No Waiver. The waiver by a party of the violation of any of the provisions of this Agreement, whether express or implied, shall not operate or be construed as a waiver of any subsequent violation of any such provision.

(b) Amendment. This Agreement may not be amended, modified or cancelled except by written consent of the parties.

(c) Severability. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions of this Agreement shall remain in full force and effect to the fullest extent permitted by law.

(d) Joint and Several Liability. As a party to this Agreement, in the event that the Company does not fully satisfy its obligations hereunder, Parent and Holdings expressly agree that they shall be jointly and severally liable for the Company’s obligations and Executive shall be able to enforce his rights under this Agreement against Parent and Holdings in the event the Company does not satisfy its obligations.

(e) Legal Fees. The Company agrees that Executive shall not be responsible for the incurrence of any legal fees that result from the enforcement of his rights under this Agreement and in the event there is any dispute under this Agreement between the Company and Executive, the Company agrees to pay, on an after-tax basis, all legal fees and other expenses incurred by Executive in a good faith dispute.

(f) Binding Effect. This Agreement shall be binding upon and inure to the benefit of Executive, the Company, Parent, Holdings, their affiliates, and any successor organization or organizations which shall succeed to the business and property of the Company, Parent and Holdings, whether by means of merger, consolidation, acquisition of substantially all the assets of the Company, Parent and Holdings or otherwise, including by operation of law.

(g) Governing Law. This Agreement has been made in and shall be governed and construed in accordance with the laws of the State of Texas.

(h) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original with the same effect as if the signatures were all affixed to the same instrument.

8. Written Agreement. This Agreement memorializes all oral discussions between the parties relating to the Gross-Up Payment and Additional Payment and is intended to be the controlling document with respect to the Company’s obligations with respect to the setting aside of the Additional Payment in the event the Service makes a successful claim for such; provided, however, this Agreement does not, and is not intended to, supersede any written agreements that the parties have previously entered into that cover the Gross-Up Payment and Executive continues to have those rights afforded to him under such agreements and the Company agrees and affirms that such agreements shall continue in force and effect.

9. Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

if to Executive: At the most recent address on file at the Company.

if to the Company:

TXU Corp. (which is expected to be renamed Energy Future Holdings Corp. following the Merger)

1601 Bryan Street

Dallas, Texas 75201

Attention: General Counsel

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

IN WITNESS WHEREOF, Executive has hereunto set Executive’s hand and, pursuant to the authorization from the Board, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

/s/ James A. Burke
James A. Burke

Texas Energy Future Holdings Limited Partnership

Name:
Title:

TXU Corp. (which is expected to be renamed Energy Future Holdings Corp. following the Merger)

/s/ David P. Poole
Name: David P. Poole
Title: EVP Legal, General Counsel

Texas Competitive Electric Holdings LLC

/s/ David P. Poole
Name: David P. Poole
Title: EVP

IN WITNESS WHEREOF, Executive has hereunto set Executive’s hand and, pursuant to the authorization from the Board, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

James A. Burke

Texas Energy Future Holdings Limited Partnership

/s/ Jonathan Smidt
Name: Jonathan Smidt
Title: Vice President and Treasurer

TXU Corp. (which is expected to be renamed Energy Future Holdings Corp. following the Merger)

Name:
Title:

Texas Competitive Electric Holdings LLC

Name:
Title:

EXHIBIT A

Gross-Up Payment Prior to Reduction of Reasonable Compensation	Gross-Up Payment After Reduction of Reasonable Compensation	Additional Payment
1,905,832	892,018	1,013,814